Exhibit 21.1

Subsidiaries of Babcock & Brown Air Limited*

Babcock & Brown Air Funding I Limited
Babcock & Brown Air Acquisition I Limited

* In connection with the acquisition and delivery of the aircraft in the Initial Portfolio, additional subsidiaries will be acquired or formed.